(logo)AMERICAN SAVINGS BANK



As of and for the twelve month period ended December 31, 1995, American Savings Bank has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE
ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, American Savings Bank had in effect a fidelity bond in the amount of
$35,000,000, and  error   an  omissions  policiy  the  amount   of  $22,500,000.



Signed:                                                   Date: January 26, 1996
/s/Michael J. Dilworth
Michael J. Dilworth
Senior Vice President
American Savings Bank







Loan Servicing, 400 E. Main, Dept. 4001, Stockton, CA 95290-4001 (800) 788-7000